Exhibit 16.1

November 23, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Grindr, Inc. (formerly known as Tiga Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated November 23, 2022.  We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on November 18, 2022.  We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,
/s/ WithumSmith+Brown, PC
New York, New York